EXHIBIT 4.43

SUPPLEMENTAL LETTER

To:	DUNE SHIPPING CORP.
NAVIOS MARITIME PARTNERS LP
each of
Trust Company Complex
Ajeltake Road, Ajeltake Island
Majuro MH 96960
The Marshall Islands

From:	HSH NORDBANK AG
Gerhart-Hauptmann-Platz 50
20095 Hamburg
Germany

22 March 2016

Dear Sirs

Loan agreement dated 16 April 2015 the “Loan Agreement”) made (originally) between (i) Dune Shipping Corp. (the “Borrower”) and Citrine Shipping Corporation as joint and several borrowers, (ii) the banks and financial institutions listed therein as lenders (together, the “Lenders”) and (iii) HSH Nordbank AG as agent (the “Agent”), mandated lead arranger, bookrunner, underwriting bank and security trustee (the “Security Trustee”) in respect of secured term loan facility of (originally) up to US$164,000,000 and guarantee dated 16 April 2015 (the “Guarantee”) and made between (i) Navios Maritime Partners LP as guarantor (the “Guarantor”) and (ii) the Security Trustee.

Words and expressions defined in the Loan Agreement shall have the same meaning when used in this letter.

We refer to:

(a)	the Loan Agreement;

(b)	the Guarantee; and

(c)	your request (the “Request”) for amendment of certain financial covenants provided in the Guarantee.

The Borrower and the Guarantor hereby acknowledge that as at the date hereof the outstanding amount of the Loan is $75,384,375.

1	Agreement

In consideration of the matters contemplated in this letter, the Creditor Parties hereby agree to the Request subject to:

(a)	the conditions set out in paragraph 4 below; and

(b)	the Borrower and the Security Parties executing the acknowledgement to this letter confirming their agreement to the terms and conditions of the same.

2	Amendments to the Guarantee and the other Finance Documents

In consideration of the agreement of the Creditor Parties referred to in paragraph 1 of this letter and upon and with effect from the date on which the Agent notifies the Borrower and the Guarantor in writing of the satisfaction of the conditions referred to in paragraph 5 below (the “Effective Date”), the Guarantee and the other Finance Documents shall be, and shall be deemed by this letter to be, amended as follows:

(a)	by inserting the following new definition in clause 1.2 of the Guarantee:

“”Amendment Period” means the period commencing on 1 October 2015 and ending on the last day of the financial quarter that precedes the financial quarter in respect of which the Guarantor declares and/or pays any dividend or any other form of distribution;”;

(b)	by deleting the existing paragraphs (a), (b) and (c) of clause 12.3 of the Guarantee in their entirety and inserting in their place the following new paragraphs:

“(a)	the Market Value Adjusted Leverage shall be less than:

(i)	75 per cent., during the Amendment Period; and

(ii)	65 per cent., at all other times;

(b)	the Interest Coverage Ratio shall be no less:

(i)	2.00:1, during the Amendment Period; and

(ii)	5.00:1, at all other times;

(c)	the Market Value Adjusted Net Worth of the Group shall not be less than:

(i)	$135,000,000, during the Amendment Period; and

(ii)	$250,000,000, at all other times;”;

(c)	by construing all references in the Guarantee to “this Guarantee”, “hereunder” and the like and in the Finance Documents to the “Guarantee” as references to the Guarantee as amended and/or supplemented by this letter;

(d)	by construing the definition of, and references throughout each of the Finance Documents to, the Guarantee and any of the other Finance Documents as if the same referred to the Guarantee and those Finance Documents as amended and supplemented by this letter; and

(e)	by construing references throughout each of the Finance Documents to “this Agreement”, “this Deed”, “hereunder” and other like expressions as if the same referred to such Finance Documents as amended and supplemented by this letter.

3	Loan Agreement, Guarantee and Finance Documents

The Borrower and the Guarantor hereby agree with the Creditor Parties that all other provisions of the Loan Agreement, the Guarantee and the Finance Documents to which the Borrower and the Guarantor is a party shall be and are hereby re-affirmed and remain in full force and effect.

4	Representations and Warranties

4.1	The Borrower hereby represents and warrants to the Creditor Parties that:

(a)	the representations and warranties contained in clause 10 of the Loan Agreement are true and correct on the date of this letter as if all references therein to “this Agreement” were references to the Loan Agreement as supplemented by this letter; and

(b)	this letter comprises the legal, valid and binding obligations of the Borrower enforceable in accordance with its terms.

4.2	The Guarantor hereby represents and warrants to the Creditor Parties that:

(a)	the representation and the warranties contained in clause 10 of the Guarantee are true and correct on the date of this letter as if all references to “this Guarantee” were references to the Guarantee as supplemented by this letter; and

(b)	this letter comprises the legal valid and binding obligations of the Guarantor enforceable in accordance with its terms.

5	Conditions

Our agreement contained in paragraph 1 of this letter shall be expressly subject to the condition that we shall have received in form and substance as may be approved or required by us on or before the Effective Date:

(a)	an original of this letter duly executed by the parties to it and counter-signed by each Security Party;

(b)	evidence satisfactory to the Agent that any fees due in respect of the amendments contemplated in this letter have been paid; and

(c)	if the Agent so requires, in respect of any of the documents referred to above, a certified English translation prepared by a translator approved by the Agent.

6	Notices

In respect of the Borrower, clause 28 (Notices) of the Loan Agreement, and in respect of the Guarantor, clause 17 (Notices) of the Guarantee shall extend and apply to this letter as if the same were (mutatis mutandis) herein expressly set forth.

7	Governing Law

This letter and any non-contractual obligations arising out of or in connection with it shall be governed by and construed in accordance with English law and clause 19 (Governing Law and Jurisdiction) of the Guarantee shall extend and apply to this letter as if the same were (mutatis mutandis) herein expressly set forth.

Please confirm your acceptance to the foregoing terms and conditions by signing the acceptance at the foot of this letter.

Yours faithfully

/s/ Constantinos Mexias
SIGNED by Constantinos Mexias for and on behalf of
HSH NORDBANK AG as Lender

/s/ Constantinos Mexias
SIGNED by Constantinos Mexias for and on behalf of
HSH NORDBANK AG as Underwriting Bank
/s/ Constantinos Mexias
SIGNED by Constantinos Mexias for and on behalf of
HSH NORDBANK AG as Bookrunner
/s/ Constantinos Mexias
SIGNED by Constantinos Mexias for and on behalf of
HSH NORDBANK AG as Mandated Lead Arranger
/s/ Constantinos Mexias
SIGNED by Constantinos Mexias for and on behalf of
HSH NORDBANK AG as Agent
/s/ Constantinos Mexias
SIGNED by Constantinos Mexias for and on behalf of
HSH NORDBANK AG as Security Trustee

We hereby acknowledge receipt of the above letter and confirm our agreement to the terms hereof.

/s/ Vasiliki Papaefthymiou

for and on behalf of
DUNE SHIPPING CORP.
Date: 22 March 2016
/s/ Vasiliki Papaefthymiou for and on behalf of
NAVIOS MARITIME PARTNERS LP
Date: 22 March 2016

We hereby confirm and acknowledge that we have read and understood the terms and conditions of the above letter and agree in all respects to the same and confirm that the Finance Documents to which we are a party shall remain in full force and effect and shall continue to stand as security for the obligations of the Borrower under the Loan Agreement and the other Finance Documents (each as amended and supplemented pursuant to the above letter).

/s/ Vasiliki Papaefthymiou
for and on behalf of
NAVIOS SHIPMANAGEMENT INC.
Date: 22 March 2016